EXHIBIT 11

                 Statement Re Computation of Per Share Earnings

The following presents the computation of per share earnings reflecting the assumption that convertible debentures are converted.

                                                                            (IN THOUSONDS
                                                                   EXCEPT PER SHARE DATA)
                                                                    1994         1993          1992

Net earnings                                                       $  21,455     $  18,655    $  25,882

Add interest expense related to convertible
   debenture, net of income taxes                                       312           312          318

Adjusted net earnings for computation (1)                          $  21,767     $  18,967    $  26,200


Weighted average common shares outstanding                             7,337         7,334        7,332

Common equivalent shares from the assumed
   debenture conversion                                                  121            96           95


Adjusted common and common equivalent
   shares for computation (2)                                          7,458         7,430        7,427


Net earnings per common and common equivalent
   shares outstanding (1 / 2)                                     $     2.92    $     2.55   $     3.53